Exhibit (c)(ii)
STRICTLY PRIVATE AND CONFIDENTIAL March 2024 Project Antelope Preliminary Discussion Materials

2 1. Executive Summary 2. Project Antelope Situation Analysis 3. Preliminary Observations on Antelope’s Public Market Valuation 4. Preliminary Perspectives on the Proposed Transaction Appendix Table of Contents

1. Executive Summary

4 Executive Summary Oppenheimer & Co. is pleased to have this opportunity to meet with the Special Committee of Antelope (the “Company”) to discuss the Company’s proposal to effect a reverse stock split and a related cash offer to the resulting fractional shareholders (the “Transaction”) The Transaction, which can be referred to as a “Go-Dark” transaction, would result in a reduced shareholder count and delisting of the Company’s stock from the NYSE American exchange The Transaction would eliminate the Company’s current requirement to spend ~$2.5 million per year on Exchange Act, SOX and compliance costs to maintain its current listing ‒ $2.5 million represents approximately $0.78 per share ‒ Compliance costs consist of external legal and other expenses Antelope’s public shareholders would experience either one or a combination of two outcomes: ‒ Share holdings equal to whole number multiples of the reverse split would maintain their holdings, but have shares that are delisted and will trade going forward on the less liquid over-the-counter (“OTC”) market without the protections that compliance requirements provide ‒ Fractional shares will be exchanged for cash and no longer subjected to the changes in Antelope’s value, including both future decreases as well as increases such as those that may result from a future sale of Antelope Antelope’s governance is impacted by the voting power of Monty and Archie Bennett Jr., who collectively control 57.3% of the Company’s voting shares via ownership of $478.0 million of Series D Convertible Preferred Stock, which votes on an as-converted basis, in addition to common share ownership

5 Executive Summary (cont.) We understand that the Transaction will be subject to a “Majority-of-the-Minority” shareholder vote that excludes the Bennetts, who support the Transaction Antelope’s share price has decreased materially over the past few years as the Company and its managed REITs have seen their valuations impacted by: ‒ High leverage, including COVID-19 rescue financing provided by Oaktree which is still outstanding ‒ Decreased FY2023A EBITDA vs. FY2022A ‒ Limited Free Cash Flow at Antelope after paying the Series D Convertible Preferred’s ~$35 million annual dividend ‒ Yet to be proven new REIT capital raising capability to grow new managed investment vehicles To assist the Special Committee’s assessment of the proposed Transaction, we have prepared preliminary materials that cover: ‒ Antelope’s current situation ‒ Perspectives on the Company’s current public market valuation ‒ Preliminary observations on the proposed Transaction After today’s meeting, we are available to prepare additional analyses or assist the Special Committee in communicating its initial views on the financial aspects of the Transaction to the Company and Robert W. Baird, its investment banker

2. Project Antelope Situation Analysis

OPPENHEIMER

Overview of Antelope

Antelope is an alternative asset management company with a portfolio of strategic operating businesses that provides global asset management, investment management and related services to the real estate and hospitality sectors

Company Overview

- Antelope (the "Company") is a publicly-traded alternative asset manager and service provider focused exclusively on the hospitality industry
- The Company's *Advisory Segment* currently manages ~$7.5 billion in assets comprised of two affiliated publicly traded REITS:
  - **Ashford Hospitality Trust** – *focused on investing in upper-upscale, full-service and select-service hotels*
  - **Braemar Hotels & Resorts** – *focused on investing in luxury hotels and resorts*
- Antelope's *Operating Segment* invests in and operates a portfolio of ancillary brands providing products and services to the real estate and hospitality industry

Antelope at a Glance[1]

2014	Year founded / IPO
$7.5 billion	Assets under management
2	Public REITs managed
106	Hotels in REIT portfolios
$6.4 million	Market capitalization[2]
$615.5 million	Enterprise value[2]
$60.4 million	FY2023A Adj. EBITDA

Advisory Segment

~$7.5 billion of AUM in Perpetual Life Public REITs

ASHFORD HOSPITALITY TRUST	**90** Hotels	**20,546** Rooms
BRAEMAR HOTELS & RESORTS	**16** Hotels	**3,957** Rooms

Operating Segment

Strategic Investment / ownership in Hospitality-Focused Service Platforms

remington	Dynamic, growing, independent hotel management company
INSPIRE	In-house tech partners, producing 2,500+ events each year
PREMIER	One of the largest and most trusted providers of hospitality project management services
RED	Leading provider of resort recreation services
ASHFORD SECURITIES	Dedicated capital-raising platform for investment opportunities advised by Antelope
openkey	Largest mobile key provider for independent hotels and soft brands worldwide
Pure wellness	Allergies and asthma solutions, increasing revenue from health-conscious customers

Source: FactSet, Company Filings
(1) As of December 31, 2023.
(2) As of March 19, 2024.

7

8 Overview of Antelope Hospitality Trust Portfolio Highlights(1) Share Performance (1) Source: AHT 10-K as of 12/31/2023. Amount is subject to change as AHT is in the process of divesting hotel to pay down debt. (2) As reported in AHT Earnings Releases: 2019 as reported on 2/25/2020; 2020 as reported on 2/24/2021; 2021 as reported on 2/23/2022, 2022 as reported on 2/21/2023; 2023 as reported on 2/28/2024. (3) Source: S&P CapIQ. $137m FY’23 Capex 90 Hotels 20,546 Rooms >$130 RevPAR AHT is in the process of divesting hotels to repay its Oaktree Senior Secured Credit Facility, which may cause its asset base to decrease over the next few years, potentially impacting Antelope’s financial performance as well $1,240.1 $1,366.4 $1,276.1 $276.9 $305.7 $299.2 $0.0 $200.0 $400.0 $600.0 $800.0 $1,000.0 $1,200.0 $1,400.0 FY2022A FY2023A FY2024P Revenue EBITDA ($ in millions) $119 $36 $95 $119 $131 $0 $20 $40 $60 $80 $100 $120 $140 2019 2020 2021 2022 2023 Revenue and EBITDA Performance(3) Comparable RevPAR⁽²⁾ 8.5% (85.6%) (100.0%) (80.0%) (60.0%) (40.0%) (20.0%) 20.0% 40.0% Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 MSCI US REIT Index NYSE: AHT

9 $224 $101 $238 $312 $307 $0 $50 $100 $150 $200 $250 $300 $350 2019 2020 2021 2022 2023 Overview of Braemar Hotels & Resorts Portfolio Highlights(1) (1) Source: BHR 10-K as of 12/31/2023. (2) As reported in BHR Earnings Releases: 2019 as reported on 2/26/2020, 2020 as reported on 2/24/2022; 2021 and 2022 as reported on 2/22/2023; 2023 as reported on 2/29/2024. (3) Source: S&P CapIQ. $77m FY’23 Capex 16 Hotels 3,957 Rooms >$300 RevPAR Share Performance $669.3 $739.1 $741.3 $146.1 $152.3 $172.9 $0.0 $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 $800.0 FY2022A FY2023A FY2024P Revenue EBITDA ($ in millions) BHR’s portfolio performed very well as drive-to US domestic resorts rebounded strongly as COVID-19 receded. The Company now faces headwinds from tough year-over-year comparisons and pullback in strong leisure travel demand, which could weigh on investor sentiment towards the stock Comparable RevPAR⁽²⁾ Revenue and EBITDA Performance(3) 8.5% (69.5%) (80.0%) (60.0%) (40.0%) (20.0%) 20.0% 40.0% Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 MSCI US REIT Index NYSE: BHR

10 1,290 832 1,140 1,270 1,300 2019 2020 2021 2022 2023E Lodging Industry Update Average Daily Room Rate Hotel Room Occupancy Rate RevPAR Hotel Room Nightly Demand Source: STR, Oxford Economics, and AHLA. Strong ADR growth has propelled RevPAR to new highs and occupancy continues to push toward pre-pandemic levels $86.76 $45.48 $71.87 $93.27 $97.97 2019 2020 2021 2022 2023 $131.21 $103.25 $124.67 $148.83 $155.62 2019 2020 2021 2022 2023 65.9% 43.9% 57.5% 62.7% 63.0% 2019 2020 2021 2022 2023

11 $ 86.76 $ 45.48 $ 71.87 $ 93.27 $ 97.97 $ 99.18 $ 102.75 $ 106.26 $ 109.79 2019 2020 2021 2022 2023 2024P 2025P 2026P 2027P Projected RevPAR Outlook Source: CBRE Hotels Research and Kalibri Labs. RevPAR is forecasted to grow at a 3.4% CAGR over the next three years

12 $0 $2,000 $4,000 $6,000 $8,000 $10,000 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 Gross AUM Antelope’s AUM Evolution Prior to COVID-19, AUM growth at AHT and BHR drove the historical growth of Antelope and its operating businesses. The current outlook is impacted by capital raising challenges at these REITs ($ in millions)

OPPENHEIMER

Select Publicly Traded Lodging REITs – Valuation and Leverage Metrics

($ in millions, except per share figures and EV per Key)		Market Statistics				Valuation				Leverage
		Share Price	Δ Share Price	Market	Enterprise	EV / EBITDA		EV /	Price /	Debt + Preferred /
Company Name	Ticker	3/19/24	YTD	Cap [1]	Value [1]	2023A	2024E	Key (000's)	Est. NAV	2023A EBITDA
Host Hotels & Resorts	HST	$20.71	6.9%	$14,572	$18,204	11.2x	11.1x	$ 407	80.1%	2.9x
Ryman Hospitality Properties	RHP	118.46	6.2	7,073	10,404	15.1	13.7	912	102.7	5.2
Apple Hospitality	APLE	16.51	(1.0)	3,988	5,461	12.5	11.9	183	89.5	3.4
Park Hotels & Resorts	PK	17.27	13.0	3,637	7,984	12.1	12.0	306	78.0	7.8
Sunstone Hotel Investors	SHO	11.12	3.2	2,263	2,979	11.3	12.4	446	83.3	4.3
DiamondRock Hospitality	DRH	9.45	0.8	1,981	3,275	12.1	11.8	336	82.1	5.2
Pebblebrook Hotel	PEB	15.66	(3.8)	1,884	5,042	15.1	14.4	423	75.5	9.7
RLJ Lodging	RLJ	11.92	0.6	1,857	4,110	11.3	10.9	192	64.3	7.6
Xenia Hotels & Resorts	XHR	15.05	10.4	1,534	2,801	11.1	11.1	294	81.6	5.6
Service Properties Trust	SVC	6.58	(23.5)	1,091	6,431	10.4	10.5	170	n/a	8.9
Summit Hotel Properties	INN	6.25	(6.5)	776	2,941	15.5	15.4	197	73.0	9.0
Chatham Lodging Trust	CLDT	10.05	(5.6)	491	1,082	10.7	10.6	183	77.9	6.2
Braemar Hotels & Resorts	**BHR**	**1.85**	**(25.4)**	**137**	**1,878**	**10.6**	**11.1**	**448**	**26.1**	**10.2**
Antelope Hospitality Trust	**AHT**	**1.33**	**(31.8)**	**53**	**3,596**	**11.1**	**13.1**	**n/a**	**9.0**	**11.3**
American Hotel Income	HOT.UN	0.50	(22.1)	40	590	9.1	8.6	75	26.3	8.1
Sotherly Hotels	SOHO	1.37	(8.7)	27	449	12.2	n/a	127	38.1	12.0
Median			**(2.4)%**	**$ 1,695**	**$ 3,436**	**11.3x**	**11.8x**	**$ 294**	**76.7%**	**7.7x**

AHT and BHR currently have higher leverage and lower NAV valuations than their peers, thus, impacting Antelope's ability to grow

Source: Capital IQ Pro, FactSet, Company Filings, and Equity Research. Note: "n/m" denotes multiples that are "not meaningful" for this analysis. In order of largest to smallest total market capitalization. 1) Calculated using fully diluted share count via treasury stock method.

13

OPPENHEIMER

Select Antelope Growth Initiatives

Stirling Hotels & Resorts

- Antelope serves as sponsor to Stirling Hotels & Resorts
  - Stirling intends to invest in a diverse portfolio of stabilized income-producing hotels and resorts across all chain scales primarily located in the United States
  - Stirling REIT Advisors will be responsible for sourcing, evaluating, and monitoring Stirling's investment opportunities and making decisions related to the acquisition, management, financing and disposition of Stirling's assets
  - Stirling seeks to invest 80% of its assets in hotels and up to 20% in hotel-related debt, cash, cash equivalents, and other investments

MARRIOTT

Hilton FOR THE STAY

HYATT

IHG InterContinental Hotels Group

Texas Strategic Growth Fund

- Texas Strategic Growth Fund is a growth oriented private offering targeting investments in all types of commercial real estate in the state of Texas
  - Ashford Securities has raised $11.5 million of capital for the Texas Strategic Growth Fund, which comprises $2.5 million from Antelope and $9.0 million from other investors
  - The proceeds from Antelope's investment, along with other funds raised, were used to make an equity investment in a multi-family property located in San Antonio, TX



Chesapeake Hospitality

- Antelope acquired privately-held Chesapeake Hospitality in April 2022
  - This strategic acquisition increased the scale and scope of Remington's hotel management business and expanded its geographic footprint to complementary Midwestern markets including Pittsburgh, Milwaukee, Detroit, and St. Louis
  - The transaction increased Remington's mix of third-party hotels from ~20% to ~40%

CH CHESAPEAKE HOSPITALITY

experience what's possible.

Against challenges growing AHT and BHR's AUM, Antelope has launched two new investment vehicles and focused on growing its third-party services businesses, both organically and through acquisitions

Source: Company filings.

14

OPPENHEIMER

Antelope Historical and FY2024B Income Statement Performance

($ in millions)

Summary Financial Performance by Business

(FYE 12/31)	FY2022A	FY2023A	FY2024B
Asset Management[1]			
Revenue	**$52.8**	**$52.8**	**$55.3**
% Growth	*(12.1%)*	*0.2%*	*4.7%*
Adj. EBITDA	**$16.8**	**$10.9**	**$8.9**
% Margin	*31.8%*	*20.6%*	*16.2%*
Remington			
Revenue	**$46.7**	**$52.7**	**$56.5**
% Growth	*77.8%*	*12.7%*	*7.2%*
Adj. EBITDA	**$25.3**	**$21.3**	**$23.3**
% Margin	*54.1%*	*40.5%*	*41.3%*
Premier			
Revenue	**$22.2**	**$27.7**	**$21.1**
% Growth	*131.9%*	*25.1%*	*(24.0%)*
Adj. EBITDA	**$8.7**	**$9.5**	**$5.9**
% Margin	*39.3%*	*34.4%*	*28.1%*
RED			
Revenue	**$26.3**	**$34.0**	**$46.6**
% Growth	*10.2%*	*29.1%*	*37.2%*
Adj. EBITDA	**$5.6**	**$5.2**	**$10.2**
% Margin	*21.3%*	*15.2%*	*21.9%*
Inspire			
Revenue	**$121.3**	**$148.8**	**$162.7**
% Growth	*143.1%*	*22.7%*	*9.4%*
Adj. EBITDA	**$19.6**	**$16.7**	**$22.8**
% Margin	*16.1%*	*11.2%*	*14.0%*
Other[2]			
Revenue	**$2.2**	**$21.9**	**$25.4**
% Growth	*(17.6%)*	*894.6%*	*16.1%*
Adj. EBITDA	**($0.2)**	**($3.2)**	**($1.2)**
% Margin	*(10.6%)*	*(14.6%)*	*(4.7%)*
Consolidated			
Revenue	**$271.4**	**$337.9**	**$367.6**
% Growth	*57.5%*	*24.5%*	*8.8%*
Adj. EBITDA	**$75.7**	**$60.4**	**$70.0**
% Margin	*27.9%*	*17.9%*	*19.0%*

Commentary

- **FY2022A:**
  - Total revenue was $271.4, reflecting a 57.5% growth rate over the prior year
    - Driven by the strong recovery of the hospitality industry due to COVID-19-related pent-up demand and some returning corporate travel
  - Adjusted EBITDA for the year was $75.7
    - Industry-wide staffing shortages created hiring lags that resulted in abnormally high and unsustainable margins across the portfolio of businesses in FY2022A
- **FY2023A:**
  - Total revenue was $337.9, reflecting a 24.5% growth rate over the prior year
    - Hospitality continued to recover, although at a slower pace than FY2022A
      - Hotel Services business lines, including Premier, RED, and Inspire, especially performed well
  - Adjusted EBITDA for the year was $60.4, reflecting a 20.2% decrease versus the prior year
    - Inflationary pressures added to the incremental hiring requirements to return to pre-COVID-19 staffing and service levels, which caused margins to return to pre-COVID-19 levels

Source: Company-provided financial statements.

(1) Includes Advisory business and Lismore.

(2) Includes Pure, Warwick, and Jr interests.

15

OPPENHEIMER

Antelope Balance Sheet

Balance Sheet			
(FYE 12/31, $ in millions)	FY2021A	FY2022A	FY2023A
Assets			
Unrestricted cash[1]	$37.6	$44.4	$52.1
Restricted cash and investments	35.5	37.4	23.3
Other current assets	25.4	43.3	65.5
Total Current Assets	**$98.5**	**$125.0**	**$140.9**
Investments	$3.6	$4.2	$9.3
Property and equipment, net	83.6	41.8	56.9
Operating lease right-of-use assets	27.0	23.8	21.2
Goodwill, intangible, and other assets	302.2	287.5	276.6
Total Assets	**$514.8**	**$482.4**	**$504.8**
Liabilities			
Accounts payable and accrued expenses	$39.9	$56.1	$54.8
Dividends payable	34.6	27.3	28.5
Notes payable, net	6.7	5.2	4.4
Other current liabilities	33.5	32.6	47.7
Total Current Liabilities	**$114.7**	**$121.2**	**$135.4**
Deferred income	8.0	7.4	6.4
Deferred tax liability, net	32.8	27.9	29.5
Notes payable, net	52.7	89.7	132.6
Finance lease liabilities	43.5	2.0	2.8
Operating lease liabilities	23.5	20.1	19.2
Other non-current liabilities	3.3	6.1	3.5
Total Liabilities	**$278.5**	**$274.2**	**$329.4**
Mezzanine Equity			
Series D Convertible Preferred Stock	$478.0	$478.0	$478.0
Redeemable noncontrolling interests[2]	0.1	1.6	2.0
Total Mezzanine Equity	**$478.1**	**$479.6**	**$480.0**
Equity			
Total Equity	**($241.8)**	**($271.5)**	**($304.6)**
Total Liabilities, Mezzanine Equity and Equity (Deficit)	**$514.8**	**$482.4**	**$504.8**

Source: Company SEC filings.

(1) Does not exclude $5.0 of Unrestricted Cash reserved as Net Working Capital.

(2) Reflects the fair market value of Series CHP Units, as presented on the Antelope Consolidated Balance Sheet.

16

OPPENHEIMER

Antelope Capitalization Summary

($ in millions)

Security Type	Outstanding	Maturity	Conversion Price	Interest Rate
Debt Facilities				
Total Debt	$137.0	Varied	N/A	Varied
Dividends Payable	28.5			
Finance Lease Liabilities	3.3			
Total Debt and Dividends Payable	**$168.7**			
Implied Leverage: (Debt + Dividends Payable / FY2024P Adj. EBITDA)	*2.4x*			
Mezzanine Equity				
7.28% Series D Convertible Preferred	$478.0	Redeemable After Jun 2026	$117.50	7.28%
Series CHP Units at Liquidation Value	9.5			
Total Debt + Dividends Payable + Preferred	**$656.2**			
Implied Leverage: (Debt + Dividends Payable + Preferred / FY2024P Adj. EBITDA)	*9.4x*			
Implied Leverage: (Debt + Dividends Payable + Preferred / FY2023A Adj. EBITDA)	*10.9x*			
Valuation Summary				
Total Debt + Dividends Payable + Preferred	$656.2			
(+) Equity Value[1]	6.4			
(-) Unrestricted Cash[2]	(47.1)			
Total Enterprise Value	**$615.5**			
TEV / FY2024P Adj. EBITDA	***8.8x***			

The Series D Convertible Preferred Stock comprises ~78% of Antelope's current Enterprise Value, while its $35 annual dividend represents ~50% of FY2024P Adj. EBITDA and ~58% of FY2023A Adj. EBITDA

Note: Balance sheet data as of December 31, 2023
Source: FactSet, Company SEC Filings.
(1) Share price of $1.99 of March 19, 2024.
(2) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital.

17

18 Antelope’s Relative Stock Price Performance Source: FactSet as of 3/19/2024. While the overall market has moderately performed over the past two years, Antelope has experienced a significant decline its in public market valuation 16.0% (88.9%) (100.0%) (80.0%) (60.0%) (40.0%) (20.0%) 20.0% 40.0% Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 S&P 500 Antelope

19 Share Price $1.99 $4.00 $6.50 $9.00 $11.50 Premium / (Discount) to: Metric Closing Share Price (3/19/24) $1.99 - 101.0% 226.6% 352.3% 477.9% 1-Year VWAP (3/19/24) $7.14 (72.1%) (44.0%) (8.9%) 26.1% 61.1% 52-Week Low $1.91 4.2% 109.4% 240.3% 371.2% 502.1% 52-Week High $13.74 (85.5%) (70.9%) (52.7%) (34.5%) (16.3%) (x) Diluted Shares Outstanding 3.2 3.2 3.2 3.2 3.2 Equity Value $6.4 $12.8 $20.9 $28.9 $36.9 (+) Notes Payable $137.0 $137.0 $137.0 $137.0 $137.0 (+) Finance Lease Liabilities 3.3 3.3 3.3 3.3 3.3 (+) Total Debt $140.2 $140.2 $140.2 $140.2 $140.2 (+) Dividends Payable 28.5 28.5 28.5 28.5 28.5 (-) Unrestricted Cash⁽²⁾ (47.1) (47.1) (47.1) (47.1) (47.1) (+) Series D Convertible Preferred Stock 478.0 478.0 478.0 478.0 478.0 (+) Series CHP Units 9.5 9.5 9.5 9.5 9.5 Enterprise Value $615.5 $622.0 $630.0 $638.0 $646.1 Metric Current Multiples Implied Multiples EV / Adj. EBITDA FY2023A⁽¹⁾ $60.4 10.2x 10.3x 10.4x 10.6x 10.7x FY2024P⁽¹⁾ $70.0 8.8x 8.9x 9.0x 9.1x 9.2x Illustrative Antelope Valuation Matrix ($ and shares in millions, except per share values) (1) Company-provided actual and projected financial data. (2) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital. Proposed Payment per Share

OPPENHEIMER

Antelope's Current Stock Ownership

Monty Bennett and Archie Bennett Jr. would own ~57.3% of Antelope's Common Stock upon the conversion of Series D Convertible Preferred Stock

(figures in thousands)	Not Converted		As-Converted[(1)]	
	#	%	#	%
Series D Convertible Preferred Shareholders:				
Monty Bennett & Archie Bennett Jr.	-	-	4,068.1	52.7%
Series CHP Units	-	-	80.4	1.0%
Common Shareholders:				
(1) Monty Bennett	305.1	8.6%	305.1	4.0%
(2) Zhengxu He & Ying Fang Ttee	297.5	8.3%	297.5	3.9%
(3) The Vanguard Group, Inc.	130.6	3.7%	130.6	1.7%
(4) Jeremy J Welter	109.9	3.1%	109.9	1.4%
(5) Ashford Inc	103.8	2.9%	103.8	1.3%
(6) Rob Hays	70.5	2.0%	70.5	0.9%
(7) Douglas A Kessler	69.4	1.9%	69.4	0.9%
(8) Robert J Terrell	64.4	1.8%	64.4	0.8%
(9) Dinesh Prem Chandiramani	60.5	1.7%	60.5	0.8%
(10) Khambounsi U Immanivong Tod	57.6	1.6%	57.6	0.7%
(11) 1080 Partners LP	57.0	1.6%	57.0	0.7%
(12) Renaissance Technologies	52.2	1.5%	52.2	0.7%
(13) Archie Bennett Jr	51.7	1.4%	51.7	0.7%
(14) Dartmore LP	49.6	1.4%	49.6	0.6%
(15) Deric Eubanks	49.0	1.4%	49.0	0.6%
(16) Kimberly R Welter	48.5	1.4%	48.5	0.6%
(17) Richard Stockton	42.9	1.2%	42.9	0.6%
(18) Mark Nunneley	41.4	1.2%	41.4	0.5%
(19) Qingdong He	40.6	1.1%	40.6	0.5%
(20) Mark Nunneley	33.9	1.0%	33.9	0.4%
(21) Ladenburg Thalmann Asset Management, Inc.	33.7	0.9%	33.7	0.4%
(22) James Hays	32.8	0.9%	32.8	0.4%
(23) Charles Rose	32.5	0.9%	32.5	0.4%
(24) Ashford Financial Corporation	31.8	0.9%	31.8	0.4%
(25) Richard J Shallcross	31.0	0.9%	31.0	0.4%
(26) Emily S Eubanks	30.5	0.9%	30.5	0.4%
(27) FMT Co Cust IRA Rollover	28.2	0.8%	28.2	0.4%
(28) Christopher James Batchelor	27.5	0.8%	27.5	0.4%
(29) Palisades Asset Mgmt Corp	27.1	0.8%	27.1	0.4%
(30) Blackrock Fund Advisors	25.3	0.7%	25.3	0.3%
Remaining Shareholders	1,531.1	42.9%	1,531.1	19.8%
Total	**3,567.4**	**100.0%**	**7,716.0**	**100.0%**

Source: Company-provided shareholder data.
Note: Inclusive of Proposed 2023 Grants (to be granted in April 2024).
(1) Common stock conversion of Series D Convertible Preferred and Series CHP Units per Management.

20

21 Preliminary Concluding Observations on Antelope’s Situation Antelope has a portfolio of companies that provides services to two affiliated REITs (Ashford Hospitality Trust and Braemar Hotels & Resorts) and other third-parties The Company’s strategy was set before COVID-19 when it completed strategic acquisitions of Remington Hospitality and Premier COVID-19 had a material adverse impact on both Antelope and its REIT affiliates AHT had to take rescue capital from Oaktree, which it has still not repaid, and is now focused on selling assets to pay down the loan; therefore, it is currently unable to grow in the manner expected Braemar Hotels & Resorts enjoyed the benefits of recovery and the drive-to resort business ‒ That recovery has played its course and its stock price is still impacted, thus limiting its ability to add assets As a result of COVID-19, Antelope recognized impairment charges related to acquisitions of ~$178.2 in FY2020A. However, the $478.0 of Series D Preferred Convertible Stock used to pay for Remington and Premier has remained in place at face value ‒ While Antelope’s share price remains significantly below the Series D conversion price, the Company is subjected to a ~$34.8/year dividend ‒ Total Debt, Dividends Payable, and Preferred Stock results in 10.9x and 9.4x leverage multiples of FY2023A and FY2024P Adj. EBITDA, respectively Antelope’s management is focused on: ‒ Adding third-party business, which has materially less advantageous terms than affiliated REITs ‒ Strategically growing the third-party business • Third-party business consists of some new initiatives that have begun to gain traction and are expected to represent a material portion of Antelope’s projected growth, but the businesses can be more cyclical and capital intensive in nature than its advisory business ‒ Launching TSGF and Sterling Hotel REIT (both non-traded) with plans to grow assets • However, both of these are new initiatives and have yet to gain meaningful traction ($ in millions) Antelope is impacted by reduced growth from its affiliate REIT relationships and is looking to offset this from third-party growth initiatives and affiliated investment vehicles

3. Preliminary Observations on Antelope’s Public Market Valuation

23 Preliminary Observations of Antelope’s Public Market Valuation Antelope currently trades at 10.2x 2023A EBITDA and 8.8x Management’s projected 2024E EBITDA These multiples represent material discounts to the Company’s Lodging C-Corp peers, but represent levels that are in-line with Real Estate-focused Asset Managers and Real Estate Service Providers Antelope also trades at a premium to a select group of Real Estate-focused Asset Managers Antelope’s historical growth as an asset manager has largely depended on the growth of the REITs it manages Since the COVID-19 pandemic, both AHT and BHR have been capital constrained and struggled to grow, the former took a rescue financing package to survive Other Real Estate Asset Managers and Service Providers not primarily focused on the Lodging sector have a more diversified exposure to other real estate operating sectors A review of comparative operating, leverage and scale metrics indicate that Antelope’s Lodging C-Crop peers generally have higher growth rates and margins Antelope’s growth is constrained by high leverage and low public market valuations of AHT and BHR AHT is projected to shrink as it focuses on reducing debt Antelope’s ~10.9x Debt + Preferred / 2023A Adjusted EBITDA leverage ratio is significantly higher than its publicly traded peers Lodging C-Corps have a median leverage ratio of 3.2x Adj. EBITDA Real Estate Asset Managers and Service Providers also have significantly less leverage Antelope’s peers have substantially more scale - Antelope’s ~22k rooms compares to a ~681k median room count of its peers Unlike Antelope, the Lodging C-Corps are less dependent on affiliated customers enabling growth at a faster pace, improving economies of scale This concentration risk has significantly impacted Antelope ($ in millions)

OPPENHEIMER

Select Publicly Traded Company Valuation Metrics

($ in millions, except per share figures)	Market Statistics				Valuation							Operating	Leverage
	Price	% of 52	Δ Share Price	Market	Enterprise	EV / EBITDA		Price / Earnings				2023A	Debt + Pref /
Company Name	3/19/24	High	YTD	Cap [1]	Value [1]	2023A	2024E	2023A	2024E	LTG	PEG Ratio	EBITDA Margin	2023A EBITDA
Lodging C-Corps													
Marriott International	$249.82	98.7%	11.6%	$72,319	$84,741	18.2x	17.1x	24.5x	26.5x	14.5%	1.8x	19.6%	2.7x
Hilton Worldwide	208.12	99.2	15.4	52,480	61,697	20.0	18.3	n/m	29.2	15.7	1.9	30.2	3.2
InterContinental Hotels	104.49	93.2	14.1	17,999	20,269	18.7	17.1	23.5	24.2	14.2	1.7	50.2	3.3
Hyatt Hotels	157.11	98.3	21.1	16,167	18,644	18.1	15.5	n/m	n/m	n/a	n/a	15.4	3.3
Choice Hotels	128.87	94.7	14.3	6,387	8,038	14.9	13.9	25.4	19.7	9.1	2.2	35.0	3.1
Wyndham Hotels & Resorts	77.66	95.0	(3.9)	6,290	8,425	12.8	12.3	22.8	18.3	n/a	n/a	47.2	3.3
Playa Hotels & Resorts	9.56	97.9	11.0	1,309	2,098	7.7	8.2	26.3	19.8	n/m	n/a	27.8	3.9
Median		**97.9%**	**14.1%**	**$16,167**	**$18,644**	**18.1x**	**15.5x**	**25.4x**	**24.2x**	**14.5%**	**1.8x**	**30.2%**	**3.3x**
Select Asset Managers													
Bridge Investment Group	$6.34	48.5%	(35.3)%	$768	$1,627	9.6x	7.5x	8.5x	7.9x	6.0%	0.7x	43.4%	2.6x
The RMR Group, Inc.	22.88	79.4	(18.5)	726	712	7.0	7.7	6.7	13.7	n/a	n/a	10.6	0.0
Median		**63.9%**	**(26.9)%**	**$ 747**	**$ 1,169**	**8.3x**	**7.6x**	**7.6x**	**10.8x**	**6.0%**	**0.7x**	**27.0%**	**1.3x**
Select Real Estate Service Companies													
United Parks & Resorts	$53.06	85.9%	0.9%	$3,394	$5,369	7.5x	7.4x	13.0x	11.6x	n/a	n/a	41.3%	3.1x
ABM Industries	43.37	81.8	(2.5)	2,745	4,142	9.0	8.5	13.0	12.7	16.0	0.8	5.7	3.2
Cedar Fair	42.23	91.9	7.4	2,155	4,469	8.5	8.0	14.4	12.8	n/a	n/a	29.3	4.5
Healthcare Services Group	12.36	77.4	19.2	909	798	7.7	7.3	19.0	15.7	9.0	1.7	6.2	0.4
Viad Corp	36.01	94.5	(0.1)	758	1,503	10.2	8.4	n/m	22.2	22.5	1.0	11.9	4.8
Median		**85.9%**	**0.9%**	**$2,155**	**$4,142**	**8.5x**	**8.0x**	**13.7x**	**12.8x**	**16.0%**	**1.0x**	**11.9%**	**3.2x**
Overall Median		**93.9%**	**9.2%**	**$3,070**	**$4,919**	**9.9x**	**8.4x**	**22.8x**	**19.0x**	**9.1%**	**1.0x**	**28.6%**	**3.2x**
Antelope	**$1.99**	**14.5%**	**(45.1)%**	**$6**	**$603**	**10.0x**	**8.6x**	**n/m**	**n/m**	**n/a**	**n/a**	**17.9%**	**10.7x**

Antelope currently trades at a material discount to its Hotel C-Corp peers. The Company trades at a slight premium to select Real Estate-related Asset Managers and Real Estate Service companies

Source: Capital IQ Pro, FactSet, Company Filings, and Equity Research. Note: "n/m" denotes multiples that are "not meaningful" for this analysis. In order of largest to smallest total market capitalization. 1) Calculated using fully diluted share count via treasury stock method.

24

25 Marriott Hilton Hyatt IHG Choice Wyndham Playa Antelope 0% 5% 10% 15% 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x 2022 - 2025 EBITDA CAGR 2024 EV/EBITDA Select Publicly Traded Lodging C-Corps: EBITDA Growth Comparison 2023A Antelope’s Lodging C-Corp peers generally have higher growth rates than Antelope Illustrative Correlation = 0.90 Marriott Hilton IHG Hyatt Choice Wyndham Playa Antelope 0% 5% 10% 15% 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x 2022 - 2025 EBITDA CAGR 2023 EV/EBITDA Source: Capital IQ Pro, Company filings. 2024E Illustrative Correlation = 0.89

26 Marriott Hilton IHG Hyatt Choice Wyndham Playa Antelope - 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x Leverage Ratio 2023 EV/EBITDA Marriott Hilton Hyatt IHG Choice Wyndham Playa Antelope - 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x Leverage Ratio 2024 EV/EBITDA Marriott Hilton Hyatt IHG Wyndham Playa Antelope 0% 20% 40% 60% 80% 100% 120% 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x % Capitalization 2024 EV/EBITDA Marriott Hilton Hyatt IHG Choice Wyndham Playa Antelope 0% 20% 40% 60% 80% 100% 120% 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x % Capitalization 2023 EV/EBITDA Select Publicly Traded Lodging C-Corps: Leverage Comparison Net Debt + Preferred Multiple vs 2023A EV/EBITDA Multiple Net Debt + Preferred Multiple vs 2024E EV/EBITDA Multiple Debt/Capitalization vs 2023A EV/EBITDA Multiple Debt/Capitalization vs 2024E EV/EBITDA Multiple Antelope has significantly more leverage than other Lodging C-Corps Illustrative Correlation = (0.51) Illustrative Correlation = (0.65) Illustrative Correlation = (0.69) Illustrative Correlation = (0.76) Source: Capital IQ Pro, Company filings.

27 Select Publicly Traded Lodging C-Corps: Room Count Comparison Antelope’s Lodging C-Corp peers generally have substantially more scale than Antelope, as well as substantially less customer concentration Rooms vs 2023A EV/EBITDA Multiple Rooms vs 2024E EV/EBITDA Multiple Illustrative Correlation = 0.72 Illustrative Correlation = 0.80 Source: Capital IQ Pro, Company filings. Marriott 1,600 Hilton 1,180 IHG 930 Hyatt 281 Choice 490 Wyndham 872 Playa 9 Antelope 22 - 200 400 600 800 1,000 1,200 1,400 1,600 1,800 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x 2023 Rooms (000s) 2023 EV/EBITDA Marriott 1,600 Hilton 1,180 IHG 930 Hyatt 281 Choice 490 Wyndham 872 Playa 9 Antelope 22 - 200 400 600 800 1,000 1,200 1,400 1,600 1,800 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x 2023 Rooms (000s) 2024 EV/EBITDA

4. Preliminary Perspectives on the Proposed Transaction

29 Summary of Proposed Transaction Reverse split of 10,000-to-1: – Fractional shares to be cashed-out at $4.00 for each pre-reverse split shared cancelled – Reduces number of holders of common shares to well below 300 – Total cash outlay estimated at approximately $8 million including transaction costs Shareholder approval will require a Majority-of-the-Minority shareholder vote Post reverse split, Company would qualify to “Go-Dark,” resulting in a delisting and deregistration of its common shares, eliminating all expenses associated with exchange governance and disclosure requirements Once qualification completed, Company completes a forward stock split, so remaining shareholders have roughly the same number of shares they currently own

30 Summary of Proposed Transaction (cont.) Select Benefits Select Considerations Cash payment at premium to market Avenue of liquidity not otherwise currently available X Forfeiture of potential future share price upside X Cash price may not reflect a full control premium in the absence of a market check X Stock illiquidity limits shareholders’ ability to buy enough shares to avoid a cash-out if desired X Arbitrageurs may buy the stock and influence a favorable vote Proposed Transaction Considerations – Minority Shareholders Cashed Out Minority Shareholders

31 Summary of Proposed Transaction (cont.) Select Benefits Select Considerations Retain future upside in shares Company benefits may result in a higher valuation over time: Elimination of costs and requirements associated with Exchange Act reporting, exchange listing fees, and SOX compliance Reduction in D&O insurance and liability to officers/directors Allows Management to focus on growing the core business Company may potentially more easily raise private capital through private placements not impacted by the current trading price Ability to maintain ongoing trading through decentralized markets, such as OTC Markets Group Avoidance of the obligation to disclose competitive business information Ability to more easily explore major strategic transactions, such as M&A or divestitures, and execute them with greater confidentiality X No cash payment X Limited ability to sell shares to drive ownership to cash-out level X Material costs associated with “Go-Dark” process and reduction of Company’s liquidity X Opportunity cost associated with the alternative uses of capital used to pay fractional shareholders X Stock trading limitations in the OTC Market X Potential consent fees or default events, which could offset any savings related to reduced compliance burden X Elimination of equity research coverage X Diminished liquidity and access to public capital markets X Potential for stockholder litigation if holders feel deregistering is not in their best interest X Exposure to the financial, operational, and reputational risks associated with a failed vote X Requires monitoring of Company’s shareholder base to not breach the 300 holder limit Proposed Transaction Considerations – Minority Shareholders Remaining Minority Shareholders

OPPENHEIMER

Select Potential Alternatives to the Proposed Transaction

Alternative	Overview	Select Key Benefits	Select Key Considerations
Status Quo	Execute standalone business plan	✓ Retain full future potential upside for existing shareholders ✓ Allows Management to focus on organic initiatives and establish additional commercial traction within growing segments prior to a liquidity event ✓ Least distraction from day-to-day operations ✓ Avoid cost of "going-dark" transaction	X No near-term ability for current shareholders to liquidate meaningful positions without price pressure X Company's current size may present challenges in successful execution being ignored in public equity markets without catalyst X Maintains ongoing public company cost burden X Limited benefits of current exchange listing given stock illiquidity and Company's high leverage
Traditional Share Repurchase	Reacquisition by Antelope of its own shares	✓ Indicates management's commitment to actively manage the Company's capital to enhance shareholder value ✓ Potentially more efficient method of distributing cash to shareholders than dividends ✓ Signals that Management believes the stock is undervalued ✓ Permits absorption of shares from those most ready to sell, thereby improving the overall market for the issuer's equity ✓ Can make "short selling" the stock more expensive	X May reduce financial flexibility if a company is unable to reissue stock for any reason X Further reduces float in an illiquid stock X May reduce trading volume after completion X Could fail to produce a meaningful long-term solution to an undervalued share price in difficult market environments X Certain repurchase strategies are limited in size, price, participation, regulatory requirements/ disclosure, and timing

13e-3 Take Private Transaction	Antelope stock is acquired in a transaction led by affiliated parties	✓ Payment of acquisition control premium
		✓ Full liquidity for shareholders
		✓ Greater operational and business flexibility than for a company subject to public company constraints
		✓ Allow management to focus on long-term goals and objectives, free from public stockholder and market considerations
		✓ Allow for greater leverage than acceptable for public companies
		✓ Avoid burden of compliance with SEC rules, Sarbanes-Oxley, liability statutes and disclosure / reporting obligations
			X Generally, "going private" transactions are subject to more stringent regulations than "going dark" as a result of:
			  X Perceived lack of arms-length negotiation between related parties and the company
			  X Significant judicial concern about incentives and motives of participants
			  X Potential for coercion
			  X Elimination of public ownership
			X Requires full support of controlling shareholders
			X Potential limitations on, or effectiveness of, any market check

Traditional Company Sale	Sale of 100% of Antelope	✓ Valuation would include payment of control premium ✓ Provides maximum near-term liquidity for shareholders ✓ Eliminates operational execution risk with current share ownership ✓ More comprehensive sale and marketing process	X Requires controlling shareholder support X Disruption associated with broader sale process X Disparate segments may complicate the story for certain buyers X Enhanced confidentiality risk X Reputational risk associated with failed process X Achieving maximum valuation will require buyers to credit projections and potential synergies more than current profits

32

OPPENHEIMER

Illustrative Reverse Stock Transaction Considerations

(shares and $ in millions, except per share values)

	Reverse-Split Ratio							
	500:1	1,000:1	2,000:1	3,000:1	4,000:1	5,000:1	7,500:1	10,000:1
Holders								
Identifiable Remaining Holders	265	183	129	99	85	77	65	58
Unidentifiable Remaining Holders(1)	985	493	246	164	123	99	66	49
Incremental 2023 Grant Remaining Holders(2)	16	3	1	1	0	0	0	0
Estimated Remaining Holders	**1,266**	**679**	**376**	**264**	**208**	**176**	**131**	**107**
% of Current Shareholders(3)	*30.5%*	*16.4%*	*9.1%*	*6.4%*	*5.0%*	*4.2%*	*3.2%*	*2.6%*
Cash Payment								
Shares Eliminated	0.153	0.233	0.367	0.438	0.523	0.580	0.705	0.825
(x) Cash Offer Price per Pre-Split Share Cancelled	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00
Estimated Cash Payment	**$0.6**	**$0.9**	**$1.5**	**$1.8**	**$2.1**	**$2.3**	**$2.8**	**$3.3**

- **Reconciliation to Antelope's Holder Calculation:**
  - Company assumes that all Unidentifiable remaining holders are cashed-out vs. a more conservative assumption of the max number of remaining holders at each ratio
  - Company includes all 20 proposed grant holders as individual remaining shareholders versus consolidating these holders with like holders in the remaining holder group
  - Several Identifiable holders were duplicated and not consolidated by the Company into the remaining holders group

A reverse-split ratio of at least 3000:1 is necessary to ensure remaining shareholder count is below the 300 shareholder listing requirement

(1) Assumes that each Unidentifiable Holder owns an amount of shares that would entitle them to one common share upon the reverse-split.
(2) Modified list to remove any holder who is also included in the Identifiable Remaining Holders group.
(3) Assumes total current shareholder count of 4,147 per Company-provided data.

33

34 (FYE 12/31, $ in millions) FY2023A FY2024P FY2025P FY2026P FY2027P FY2028P Revenue Asset Management⁽¹⁾ $52.8 $55.3 $55.4 $55.6 $55.7 $55.9 Remington 52.7 56.5 58.6 60.8 63.1 65.4 Premier 27.7 21.1 21.9 22.7 23.5 24.4 RED 34.0 46.6 51.0 55.0 56.6 58.3 Inspire 148.8 162.7 176.6 188.9 199.2 208.4 Other⁽²⁾ 21.9 25.4 13.2 13.5 14.0 14.4 Total Revenue $337.9 $367.6 $376.8 $396.6 $412.1 $426.7 % Growth 24.5% 8.8% 2.5% 5.3% 3.9% 3.6% Adj. EBITDA Asset Management⁽¹⁾ $10.9 $8.9 $9.1 $9.2 $9.3 $9.5 Remington 21.3 23.3 24.1 24.9 25.8 26.7 Premier 9.5 5.9 6.3 6.6 6.9 7.3 RED 5.2 10.2 11.2 12.0 12.4 12.8 Inspire 16.7 22.8 24.7 26.3 27.7 29.0 Other⁽²⁾ (3.2) (1.2) 0.6 1.3 2.0 2.7 Total Adj. EBITDA $60.4 $70.0 $76.0 $80.5 $84.2 $87.9 % Margin 17.9% 19.0% 20.2% 20.3% 20.4% 20.6% Summary Financial Projections Overview Source: Company-provided actual and projected financial statements. (1) Includes Advisory business and Lismore. (2) Includes Pure, Warwick, and JV businesses. Asset Management⁽¹⁾: Advisory Base, Related, and Incentive revenue projected to remain flat due to divesting of certain assets at the REIT-level. Lismore revenue projected to moderately grow 3% annually, reflecting improved debt placement and related fees of certain mortgage debt. Adj. EBITDA is overall expected to drop from FY2023A due to flat revenues and increased inflation-related expenses. Remington: AUM revenue projected to grow at 3% annually, while Third-Party revenue is projected to grow at 5% annually, reflecting a new medical program the business runs for AHT at the hotel employee-level. Premier: AUM revenue projected to grow moderately at 3% annually, due to a loss of several properties, while Third-Party revenue is projected to grow at 7% initially in FY2025P and 5% thereafter annually, reflecting diversification into new verticals. RED: Revenue and Adj. EBITDA suffered worse-than-expected performance in FY2023A related to Alii Nui and Frenchman’s Reef, but are expected to stabilize in FY2024P and grow thereafter, as Management expectations materialize, especially through a projected $6.3m of Growth Capex in FY2024P. Inspire: AUM revenue is projected to grow at a moderate 3% annually, while its Third-Party revenue is projected to grow 10% in FY2025P, both organically and inorganically, while also benefitting from a projected $10.0m of Growth Capex in FY2024P. Other⁽²⁾: Pure and Warwick business lines are projected to experience moderate revenue growth of 3% annually. Warwick is limited to providing worker’s comp and general liability policies and can only sell to entities with which it has a contractual relationship. Segment Performance

35 16.1 $2.45 0.0 10.0 20.0 30.0 40.0 50.0 60.0 - $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Mar-23 Jul-23 Nov-23 Mar-24 Volume (thou) Share Price Antelope Annotated Historical Stock Trading Performance Antelope LTM Trading History (3/19/2023 – 3/19/2024) 52-Week High: $13.74 52-Week VWAP: $7.33 Q2 ‘23 earnings 52-Week Low: $1.92 Rev miss: $192.7M vs $181.5M EST Adj. EBITDA miss: $17.8M vs $21.6M EST Q3 ‘23 earnings Rev miss: $181.2M vs $186.7M EST Adj. EBITDA miss: $11.8M vs $18M EST Q4 ‘23 earnings Rev beat: $206.8M vs $187.9M EST Adj. EBITDA miss: $13.2M vs $13.8M EST Q1 ‘23 earnings Rev miss: $185.1M vs $179.1M EST Adj. EBITDA miss: $17.6M vs $19.1M EST Antelope receives letter of non-compliance from NYSE American Antelope's RED Hospitality & Leisure Announces Expansion into Hawaii 15.2 $1.99 0.0 10.0 20.0 30.0 40.0 50.0 60.0 - $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Mar-23 Jul-23 Nov-23 Mar-24 Volume (thou) Share Price 52-Week High: $13.74 52-Week VWAP: $7.14 Q2 ‘23 earnings 52-Week Low: $1.91 Rev miss: $192.7M vs $181.5M EST Adj. EBITDA miss: $17.8M vs $21.6M EST Q3 ‘23 earnings Rev miss: $181.2M vs $186.7M EST Adj. EBITDA miss: $11.8M vs $18M EST Q4 ‘23 earnings Rev beat: $206.8M vs $187.9M EST Adj. EBITDA miss: $13.2M vs $13.8M EST Q1 ‘23 earnings Rev miss: $185.1M vs $179.1M EST Adj. EBITDA miss: $17.6M vs $19.1M EST Antelope receives letter of non-compliance from NYSE American Antelope's RED Hospitality & Leisure Announces Expansion into Hawaii Source: FactSet and CapitalIQ. Market data as of 3/19/2024. (1) Source: FactSet.

36 Illustrative Selected Publicly Traded Companies Valuation (FY2023A) (1) Includes Advisory business and Lismore. (2) Includes Remington. (3) Includes Premier, Inspire, and RED. (4) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital. ($ in millions, except per share values) FY2023A FY2023A Adj. EBITDA Multiple Implied TEV (FY2023A) Adj. EBITDA Low High Low High Asset Management⁽¹⁾ $10.9 8.0x - 9.0x $86.9 - $97.8 Property Management⁽²⁾ $21.3 9.0x - 10.0x $191.8 - $213.2 Hotel Services⁽³⁾ $31.4 8.0x - 9.0x $251.3 - $282.7 Pure & Warwick $0.2 8.0x 9.0x $1.6 - $1.8 Other / JVs ($3.4) n.m. n.m. $5.0 - $25.0 Total $60.4 8.9x - 10.3x $536.6 - $620.4 Total Enterprise Value $536.6 - $620.4 (-) Total Debt (140.2) (140.2) (-) Dividends Payable (28.5) (28.5) (+) Unrestricted Cash⁽⁴⁾ 47.1 47.1 (-) Series D Convert. Pref. Stock (478.0) (478.0) (-) Series CHP Units (9.5) (9.5) Total Equity Value ($72.5) - $11.3 FDSO 3.2 3.2 Implied Price / Share ($22.57) - $3.52 Premium / (Discount) to Current Share Price - $ ($24.56) - $1.53 Premium / (Discount) to Current Share Price - % (1,234.0%) - 76.8%

37 FY2024P FY2024P Adj. EBITDA Multiple Implied TEV (FY2024P) Adj. EBITDA Low High Low High Asset Management⁽¹⁾ $8.9 7.0x - 8.0x $62.6 - $71.6 Property Management⁽²⁾ $23.3 8.0x - 9.0x $186.7 - $210.0 Hotel Services⁽³⁾ $38.9 7.5x - 8.5x $291.8 - $330.7 Pure & Warwick $1.9 7.0x 8.0x $13.3 - $15.2 Other / JVs ($3.1) n.m. n.m. $5.0 - $25.0 Total $70.0 8.0x - 9.3x $559.4 - $652.5 Total Enterprise Value $559.4 - $652.5 (-) Total Debt (140.2) (140.2) (-) Dividends Payable (28.5) (28.5) (+) Unrestricted Cash⁽⁴⁾ 47.1 47.1 (-) Series D Convert. Pref. Stock (478.0) (478.0) (-) Series CHP Units (9.5) (9.5) Total Equity Value ($49.7) - $43.4 FDSO 3.2 3.2 Implied Price / Share ($15.48) - $13.50 Premium / (Discount) to Current Share Price - $ ($17.47) - $11.51 Premium / (Discount) to Current Share Price - % (877.7%) - 578.5% Illustrative Selected Publicly Traded Companies Valuation (FY2024P) (1) Includes Advisory business and Lismore. (2) Includes Remington. (3) Includes Premier, Inspire, and RED. (4) Assumes $5.0 of Unrestricted Cash is reserved as Net Working Capital. ($ in millions, except per share values)

OPPENHEIMER

Discounted Cash Flow Analysis – Unlevered

($ in millions, except per share values)

FYE 12/31	Projections 2024B	2025P	2026P	2027P	2028P
Total Revenue	**$367.6**	**$376.8**	**$396.6**	**$412.1**	**$426.7**
%-Growth	*8.8%*	*2.5%*	*5.3%*	*3.9%*	*3.6%*
Adj. EBITDA	**$70.0**	**$76.0**	**$80.5**	**$84.2**	**$87.9**
%-Margin	*19.0%*	*20.2%*	*20.3%*	*20.4%*	*20.6%*
(Less): Depreciation & Amortization[1]	(22.5)	(14.1)	(13.5)	(13.6)	(13.4)
Pre-Tax Income	**$47.5**	**$61.8**	**$66.9**	**$70.6**	**$74.5**
(Less): Income Taxes @ 25.0% Tax Rate	(11.9)	(15.5)	(16.7)	(17.7)	(18.6)
Unlevered After-Tax Income	**$35.6**	**$46.4**	**$50.2**	**$53.0**	**$55.8**
Plus: Depreciation & Amortization[1]	22.5	14.1	13.5	13.6	13.4
(Less): Increase in Net Working Capital[2]	(0.8)	(0.5)	(0.4)	(0.3)	(0.3)
(Less) / Plus: Investment in TSGF/SHR/TX NAV	(0.2)	-	-	0.5	10.2
(Less): Capital Expenditures	(25.5)	(12.8)	(12.5)	(12.8)	(13.3)
Unlevered Free Cash Flow	**$31.7**	**$47.2**	**$50.8**	**$53.9**	**$65.9**

Implied Enterprise Value and Share Price Calculations

PV of FCF

Discount Rate	PV of FCF
13.1%	$168.7
14.1%	164.2
15.1%	159.9

PV of Terminal Value

Discount Rate	Terminal EBITDA Multiple 9.5x	10.0x	10.5x
13.1%	$451.6	$475.4	$499.2
14.1%	432.1	454.9	477.6
15.1%	413.7	435.4	457.2

Total Enterprise Value

Discount Rate	Terminal EBITDA Multiple 9.5x	10.0x	10.5x
13.1%	$620.3	$644.1	$667.9
14.1%	596.4	619.1	641.8
15.1%	573.6	595.3	617.1

Implied Share Price[3]

Discount Rate	Terminal EBITDA Multiple 9.5x	10.0x	10.5x
13.1%	$3.48	$10.88	$18.28
14.1%	($3.98)	$3.10	$10.18
15.1%	($11.07)	($4.30)	$2.48

Source: Projections provided by Company Management.
(1) Per Management guidance.
(2) Per Management guidance, assumes Net Working Capital grows at Adj. EBITDA growth rate.
(3) Calculated using: Total Debt (including Finance Leases) of $140.2m, Dividends Payable of $28.5m, Unrestricted Cash of $47.1m, Series D Convert. Pref. Stock of $478.0m, Series CHP Units of $9.5m, FDSO of 3.2m.

38

OPPENHEIMER

"Go-Dark" Reverse Stock Split Precedent Analysis - Illustrative Purposes Only

Company	Announcement Date	Reverse Split Ratio	Cash Payment	Premium to 1-Day Before Announ.	Premium to 30-Days Before Announ.
Safeguard Scientifics, Inc.	10/5/2023	100:1	$1.65	63.4%	37.5%
A.M. Castle & Co.	10/30/2020	10:1	$0.70	74.6%	(17.6%)
Reliv' International	10/19/2020	2000:1	$3.75	(1.6%)	10.6%
Westell Technologies, Inc.	9/29/2020	1000:1	$1.48	16.5%	34.5%
Harvest Oil & Gas Corp.	5/11/2020	10:1	$22.08	(1.9%)	(25.9%)
Parker Drilling Company	9/10/2019	50:1	$30.00	49.8%	80.5%
Dynasil Corporation	5/2/2019	8000:1	$1.15	5.5%	15.0%
Pendrell Corporation	12/4/2017	100:1	$6.73	(3.3%)	3.7%
Lime Energy	9/16/2016	300:1	$2.49	58.6%	8.7%
Champion Industries Inc.	1/20/2016	200:1	$0.30	62.2%	100.0%
Kansas City Life Insurance Company	12/15/2015	250:1	$52.50	9.0%	7.1%

	Share Price Premiums	
75%-tile	60.4%	36.0%
Median	16.5%	10.6%
25%-tile	2.0%	5.4%

	Implied Antelope Share Price[2]	
75%-tile	$3.06	$3.48
Median	$2.23	$2.83
25%-tile	$1.95	$2.70

Source: S&P CapIQ, Factset, and Company Filings/ Press Releases.
Note: No precedent transactions are completely comparable to the proposed Antelope transaction.
(1) Historical price data adjusted for stock splits.
(2) Antelope 1-Day Share Price of $1.91 and 30-Day Share Price of $2.56 as of 3/19/2024.

39

40 Go-Dark Precedents 30-Day Premium: 5.4% – 36.0% Go-Dark Precedents 1-Day Premium: 2.0% – 60.4% $1.95 $2.70 $3.06 $3.48 FY 2023A Adj. EBITDA FY 2024P Adj. EBITDA Discounted Cash Flow Analysis (Unlevered) Discount Rate: 13.1% – 15.1% EBITDA Multiple: 9.5x – 10.5x Selected Publicly Traded Companies ($22.57) ($15.48) ($4.30) $3.52 $13.50 $10.88 Preliminary Financial Analyses Summary Implied Share Price Reference Ranges Note: Market data as of 3/19/2024. No particular weight given to any individual analysis. No selected public company is completely comparable to Antelope. Proposed Cash Payment: $4.00 / share FOR ILLUSTRATIVE PURPOSES ONLY

Appendix

OPPENHEIMER

WACC Calculation

($ in millions)

Key Assumptions			
Risk Free Rate[1]	4.5%	Marginal Tax Rate	25.0%
Market Risk Premium[2]	6.0%	Cost of Debt[8]	9.0%
Equity Size Premium[3]	6.4%		

Selected Company	Levered Beta[4]	Mkt. Val. Equity[5]	Book Val. Debt[5]	Book Val. Preferred[5]	BV Debt / MV Equity	BV Pref. / MV Equity	BV Debt + Pref. / Total Cap	Unlevered Beta[6]
Marriott International, Inc.	1.29	$70,654.7	$12,760.0	-	18.1%	-	15.3%	1.13
Hilton Worldwide Holdings Inc.	1.17	51,607.1	10,004.0	-	19.4%	-	16.2%	1.02
InterContinental Hotels Group PLC	1.36	18,026.7	3,592.0	-	19.9%	-	16.6%	1.18
Hyatt Hotels Corporation	1.24	15,805.6	3,370.0	-	21.3%	-	17.6%	1.07
Choice Hotels International, Inc.	1.11	6,391.3	1,677.5	-	26.2%	-	20.8%	0.93
Wyndham Hotels & Resorts, Inc.	1.35	6,349.6	2,201.0	-	34.7%	-	25.7%	1.07
Playa Hotels & Resorts N.V.	1.13	1,285.8	1,061.4	-	82.5%	-	45.2%	0.70
Industry Average	**1.23**	**$24,303.0**	**$4,952.3**	**-**	**31.7%**	**-**	**22.5%**	**0.71**

Cost of Equity Estimate[7]	
Unlevered Beta	0.71
Industry BV Debt/MV Equity	31.7%
Industry BV Preferred/MV Equity	-
Levered Beta	0.88
Risk Free Rate	4.5%
Market Risk Premium	6.0%
Equity Size Premium	6.4%
Cost of Equity	**16.2%**

WACC Estimate	
Industry BV Debt/MV Equity	31.7%
Industry BV Debt/Total Market Capitalization	22.5%
Industry MV Equity/Total Market Capitalization	77.5%
After-Tax Cost of Debt	6.8%
Cost of Equity	16.2%
WACC	**14.1%**

(1) Based on 20-year U.S. Treasury bond rate as of 3/19/2024.
(2) Source: Ibbotson Associates, SBBI 2022 Yearbook Long-horizon expected equity risk premium: large company stock total returns minus intermediate-term government bond income returns.
(3) Source: Ibbotson Associates, SBBI 2022 Yearbook. CRSP Deciles Size Premium equals 6.37% for a market capitalization range of ~$79.5 million to ~$123.8 million.
(4) Source: Bloomberg adjusted 5-year betas as of 3/19/2024.
(5) Source: Latest available Company filings and CapIQ as of 3/19/2024.
(6) Unlevered beta calculated as levered beta / [1 + (Book Value of Debt / Market Value of Equity) * (1 – Marginal Tax Rate)].
(7) Assumes average industry capital structure is the optimal capital structure for the Unlevered DCF.
(8) Reflects market rate of SOFR + 500 bps.

42

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